UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials under § 240.14a-12
S1 CORPORATION

(Name of Registrant as Specified in its Charter)
ACI WORLDWIDE, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS
OF
S1 CORPORATION
TO BE HELD ON SEPTEMBER 22, 2011

PROXY STATEMENT
OF
ACI WORLDWIDE, INC.

SOLICITATION OF PROXIES IN OPPOSITION TO
THE PROPOSED FUNDTECH MERGER

This Proxy Statement (this “Proxy Statement”) and the enclosed BLUE proxy card are furnished by ACI Worldwide, Inc., a Delaware corporation (“ACI,” “we” or “us”), in connection with ACI’s solicitation of proxies to be used at the special meeting (the “Special Meeting”) of stockholders of S1 Corporation, a Delaware corporation (“S1”), to be held on September 22, 2011, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092, beginning at 9:00 a.m., and at any adjournments, postponements or reschedulings thereof. This Proxy Statement and the enclosed BLUE proxy card are first being mailed to S1 stockholders on or about August 25, 2011.

WE ARE SOLICITING PROXIES FROM S1 STOCKHOLDERS TO VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS. WE BELIEVE THE PROPOSED FUNDTECH MERGER DOES NOT PROVIDE ADEQUATE VALUE TO S1 STOCKHOLDERS. WE BELIEVE THE ENHANCED ACI MERGER PROPOSAL IS A SUPERIOR ALTERNATIVE FOR S1 STOCKHOLDERS BECAUSE, AMONG OTHER THINGS, IT PROVIDES SIGNIFICANTLY GREATER VALUE TO S1 STOCKHOLDERS THAN THE PROPOSED FUNDTECH MERGER.

On July 26, 2011, ACI publicly announced its proposal to combine the businesses of ACI and S1 through a merger transaction in which ACI would acquire all of the issued and outstanding shares of common stock of S1, par value $0.01 per share (the “S1 Shares”), in a cash-stock transaction valued at approximately $540 million on such date (the “Original ACI Merger Proposal”). Based on the $35.71 closing trading price per ACI Share on July 25, 2011, the last trading day prior to the Original ACI Merger Proposal, the relative value of the cash-stock consideration reflected by the Original ACI Merger Proposal consisted of $5.70 in cash per S1 Share and $3.80 in ACI Shares per S1 Share as of such date, or an implied exchange ratio of 0.1064 shares. The amount of cash-stock consideration payable in the Original ACI Merger Proposal would be subject to the election of S1 stockholders, and subject to proration.

On August 2, 2011, S1 announced that the S1 Board had rejected the Original ACI Merger Proposal.

On August 25, 2011, ACI publicly announced an increase in the cash consideration payable under the Original ACI Merger Proposal from $5.70 to $6.20 per S1 Share, or an increase of $0.50 per S1 Share (the “Enhanced ACI Merger Proposal”). Based on the $29.00 closing trading price per ACI Share on August 24, 2011, the last trading day prior to the Enhanced ACI Merger Proposal, the relative value of the cash-stock consideration reflected by the Enhanced ACI Merger Proposal consisted of $6.20 in cash and $3.09 in ACI Shares per S1 Share as of such date, or an aggregate value of $9.29 per S1 Share as of such date.

At the $9.29 per S1 Share value of the cash-stock consideration as of August 24, 2011, the Enhanced ACI Merger Proposal represented (1) a 30% premium to the closing sales price of S1 Shares on July 25, 2011, the last trading day prior to the public announcement of the Original ACI Merger Proposal, (2) a 29% premium to the volume weighted average closing price of S1 Shares over the previous 90 days prior to the announcement of the Original ACI Merger Proposal, and (3) a 20% premium to the 52-week high of S1 Shares for the 52-week period ending July 25, 2011.

The equity capital markets have been highly volatile since July 26, 2011 and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding how to vote.

S1 stockholders who elect the cash- stock consideration contemplated by the Enhanced ACI Merger Proposal would be subject to proration. Since the value of ACI Shares fluctuates, the per S1 Share stock consideration necessarily could have a value that is different than the per S1 Share cash consideration. As a consequence, under the terms of the Enhanced ACI Merger Proposal, S1 stockholders could receive a combination of cash-stock consideration with a value that is different from the value of such consideration on the date of the Enhanced ACI Merger Proposal, the date of the Special Meeting and the date of the consummation of a transaction with ACI. The elections of other S1 stockholders would affect whether S1 stockholders received solely the type of consideration they had elected or whether a portion of the consideration S1 stockholders elected were exchanged for another form of consideration as a result of the pro ration procedures contemplated by the Enhanced ACI Merger Proposal.

ACI believes that the value per S1 Share that ACI proposed in the Enhanced ACI Merger Proposal is substantially higher than the trading prices for S1 Shares after the announcement of the Proposed Fundtech Merger (as defined below). On June 24, 2011, the last trading day prior to the announcement of the Fundtech Merger Agreement (as defined below), the closing sales price of S1 Shares as reported by the NASDAQ Market was $7.54 per share. The closing sales price for S1 Shares declined on June 27, 2011, the day that the Fundtech Merger Agreement was announced, to $7.26 per share. During the period from June 27, 2011 to July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal, the closing sales price for S1 Shares further declined 1.8% to $7.13 per share, and its volume weighted average closing sales price over this period was $7.25 per share. This compares to an increase of 4.5% for the S&P 500 Index over the same period.

ACI is soliciting proxies from holders of S1 Shares to vote “AGAINST” the proposals in furtherance of the Agreement and Plan of Merger and Reorganization, dated as of June 26, 2011 (the “Fundtech Merger Agreement”), by and among S1, Finland Holdings (2011) Ltd., a company organized under the laws of Israel and a wholly owned subsidiary of S1, and Fundtech Ltd., a company organized under the laws of Israel (“Fundtech”) (such transactions, the “Proposed Fundtech Merger”). Specifically, we are soliciting proxies to vote “AGAINST” the proposal to issue S1 Shares in connection with the Proposed Fundtech Merger, which we refer to as the “Share Issuance Proposal.”

We are also soliciting proxies to vote “AGAINST” the following related proposals, although we believe that they (other than the Incentive Plan Amendment Proposal) would be rendered moot if the Share Issuance Proposal is disapproved by S1 stockholders:

•	The proposal to adopt the certificate of amendment to the certificate of incorporation of S1 Corporation to change S1’s name to “Fundtech Corporation,” which we refer to as the “Charter Amendment Proposal”;

•	The proposal to amend the S1 Corporation 2003 Stock Incentive Plan, as amended and restated effective February 26, 2008, to increase the number of S1 Shares available for issuance thereunder, which we refer to as the “Incentive Plan Amendment Proposal”;

•	The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to S1’s named executive officers in connection with the Proposed Fundtech Merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the “Compensation Advisory Proposal”; and

•	The proposal to approve adjournments or postponements of the Special Meeting, if necessary, to permit further solicitation of proxies in favor of the Share Issuance Proposal, the Charter Amendment Proposal, the Incentive Plan Amendment Proposal and the Compensation Advisory Proposal (the “Adjournment Proposal, and collectively, the “Fundtech Merger Proposals”).

S1 has set August 18, 2011 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting (the “Record Date”). The principal executive offices of S1 are located at 705 Westech Drive, Norcross, Georgia.

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE ENHANCED ACI MERGER PROPOSAL AT THIS TIME. HOWEVER, WE BELIEVE THAT A VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS WILL SEND A MESSAGE TO THE S1 BOARD THAT S1 STOCKHOLDERS REJECT THE PROPOSED FUNDTECH MERGER AND THAT THE S1 BOARD SHOULD TERMINATE THE FUNDTECH MERGER AGREEMENT AND GIVE CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE ENHANCED ACI MERGER PROPOSAL. A VOTE AGAINST THE

FUNDTECH MERGER PROPOSALS WILL NOT OBLIGATE YOU TO VOTE FOR THE ENHANCED ACI MERGER PROPOSAL.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO S1, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST DATED PROXY COUNTS. VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU TO VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.

IF YOUR S1 SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

REASONS TO VOTE “AGAINST”
THE FUNDTECH MERGER PROPOSALS

Introduction:

ACI is soliciting proxies from S1 stockholders in opposition to the Proposed Fundtech Merger and specifically “AGAINST” the Fundtech Merger Proposals. ACI urges all S1 stockholders to vote “AGAINST” the Fundtech Merger Proposals. As set forth more fully in this section:

•	A vote “AGAINST” the Fundtech Merger Proposals preserves your opportunity to receive the premium price for your S1 Shares contemplated by the Enhanced ACI Merger Proposal which we believe, if consummated, would provide significantly greater value to S1 stockholders than the Proposed Fundtech Merger.

•	A vote “AGAINST” the Fundtech Merger Proposals stops the S1 Board from entering into a transaction that ACI believes would result in a radical restructuring of the business, ownership and governance of S1 for no premium and no cash to S1 stockholders.

•	A vote “AGAINST” the Fundtech Merger Proposals encourages the S1 Board to consider other alternatives for the company, including ACI’s proposal.

While ACI continues to hope that it is possible to reach a consensual transaction with S1, ACI is making this proxy solicitation directly to S1 stockholders in light of the S1 Board’s rejection of the Original ACI Merger Proposal on August 2, 2011.

Value:

ACI believes that the combined ACI and S1 contemplated by its proposal is superior to the Proposed Fundtech Merger notwithstanding the S1 Board’s rejection of the Original ACI Merger Proposal because it provides greater and more certain value than the Proposed Fundtech Merger. Among other things, under the Enhanced ACI Merger Proposal, a large percentage of S1 Shares would be exchanged for cash. The Proposed Fundtech Merger provides no cash to S1 stockholders.

In addition, the value per S1 Share that ACI proposed in the Enhanced ACI Merger Proposal was substantially higher than the trading prices for S1 Shares after the announcement of the Proposed Fundtech Merger. On June 24, 2011, the last trading day prior to the announcement of the Fundtech Merger Agreement, the closing sales price of S1 Shares as reported by the NASDAQ Market was $7.54 per share. The closing sales price for S1 Shares declined on June 27, 2011, the day that the Fundtech Merger Agreement was announced, to $7.26 per share. During the period from June 27, 2011 to July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal, the closing sales price for S1 Shares further declined 1.8% to $7.13 per share, and its volume weighted average closing sales price over this period was $7.25 per share. This compares to an increase of 4.5% for the S&P 500 Index over the same period.

At the $9.29 per S1 Share value of the cash-stock consideration as of August 24, 2011, the Enhanced ACI Merger Proposal represented (1) a 30% premium to the closing sales price of S1 Shares on July 25, 2011, the last trading day prior to the public announcement of the Original ACI Merger Proposal, (2) a 29% premium to the volume weighted average closing price of S1 Shares over the previous 90 days prior to the announcement of the Original ACI Merger Proposal, and (3) a 20% premium to the 52-week high of S1 Shares for the 52-week period ending July 25, 2011.

The equity capital markets have been highly volatile since July 26, 2011 and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding how to vote.

S1 stockholders who elect the cash- stock consideration contemplated by the Enhanced ACI Merger Proposal would be subject to proration. Since the value of ACI Shares fluctuates, the per S1 Share stock consideration necessarily could have a value that is different than the per S1 Share cash consideration. As a consequence, under the terms of the Enhanced ACI Merger Proposal, S1 stockholders could receive a combination of cash-stock consideration with a value that is different from the value of such consideration on the date of the Enhanced ACI Merger Proposal, the date of the Special Meeting and the date of the consummation of a transaction with ACI. The elections of other S1 stockholders would affect whether S1 stockholders received solely the type of consideration they had elected or whether a portion of the consideration S1 stockholders elected were exchanged for another form of consideration as a result of the pro ration procedures contemplated by the Enhanced ACI Merger Proposal.

Solely for purposes of illustration, the following table indicates the relative value of the stock consideration reflected in the Enhanced ACI Merger Proposal, assuming full proration, based on different assumed prices for ACI Shares.

Assumed ACI	Market Value of
Common Share	0.1064 ACI
Price	Share

$37.93(1)	$4.04
$35.71(2)	$3.08
$29.00(3)	$3.09
$18.84(4)	$2.00

(1)	Represents highest sales price for the ACI Shares in the 52 weeks ending August 24, 2011, the last trading day prior to the date of this Proxy Statement (the “52-Week Period”).

(2)	Represents the closing sales price for the ACI Shares on July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal.

(3)	Represents closing sales price for the ACI Shares on August 24, 2011, the last trading day prior to the date of this Proxy Statement.

(4)	Represents the lowest sales price for ACI Shares in the 52-Week Period.

The equity capital markets have been highly volatile since July 26, 2011 and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding how to vote. The premium represented by the Enhanced ACI Merger Proposal to the Proposed Fundtech Merger may be larger or smaller depending on market prices on any given date and will fluctuate between the date of this Proxy Statement and the date of the Special Meeting or the date of consummation of any transaction.

Strategic Rationale:

The Enhanced ACI Merger Proposal provides immediate cash value to S1 stockholders, as well as the opportunity to participate in the value creation in the Enhanced ACI Merger Proposal through the receipt of ACI Shares. Since the date of the Original ACI Merger Proposal, ACI has increased the amount of cash consideration by $0.50 per S1 Share. ACI believes that the complementary nature of ACI and S1 creates a compelling opportunity to establish a full-service global leader of financial and payments software with significant scale and financial strength, including as follows:

•	Highly Complementary Product and Customer Bases: Combined, ACI and S1 would provide a rich set of capabilities and a broad portfolio of products to customers across the entire electronic payments spectrum. In particular, ACI believes that the acquisition of S1 would provide breadth and additional capabilities to what ACI does today, including: (1) expand ACI’s retailer business beyond North America; (2) increase ACI’s retail banking payments business down into lower and mid-tier financial institutions; and (3) add function and global reach to ACI’s online business banking offering, including new capabilities around branch banking and trade. The acquisition of S1 would support ACI’s position as a leading provider of the most unified payments solution to serve retail banking, wholesale banking, processors and retailers and would enable its customers to lower their operational costs and improve time-to-market.

•	Enhanced Scale and Global Position: ACI’s, S1’s and Fundtech’s principal competitors are substantially larger companies with greater financial resources than ACI, S1 and Fundtech have. The combined ACI and S1 would have greater scale and critical mass than S1 would have after the Proposed Fundtech Merger. The combined ACI and S1 would have revenue of $683 million and adjusted EBITDA of $123 million for the 12 months ended June 30, 2011, compared to revenue of $379 million and adjusted EBITDA of $43 million for that period for the combined S1 and Fundtech in the Proposed Fundtech Merger. This scale advantage would enable the combined ACI and S1 to more effectively serve its combined global customer base and compete against the very large companies which operate in the electronic payments software business.

In addition, Fundtech is dependent upon three international financial institutions for a significant portion of its revenue. According to published reports, in fiscal year 2010, Fundtech derived approximately 21% of its total annual revenues from these three international financial institutions. In comparison, ACI’s top 10 customers represented approximately 20% of its total annual revenue in 2010.

•	Significant Synergy Opportunities: ACI expects the combination of ACI and S1 will generate a significant amount of operational efficiencies and cost savings that will drive margin expansion for the acquired S1 business and earnings accretion for the combined company. ACI estimates that the annual pre-tax cost savings related to the Enhanced ACI Merger Proposal would be more than double the $12 million estimated in the Proposed Fundtech Merger, primarily attributable to elimination of S1’s public company costs and rationalization of duplicate general and administrative functions, sales/marketing functions and costs, occupancy costs, product management and R&D functions. In addition, ACI expects to consolidate the combined company’s hosting data centers and infrastructure. Further, ACI expects the cost savings will improve S1’s margins in line with ACI’s margins for adjusted EBITDA. Assuming that ACI’s proposed transaction is closed in the fourth calendar quarter of this year, ACI anticipates the cost savings would be fully realizable in 2012.

•	Strong Financial Position: ACI would continue to have a strong financial profile driven by a solid balance sheet with substantial liquidity and a recurring revenue model that generates significant free cash flows, allowing for further future investments in the business. In addition, ACI expects the transaction to be accretive to full year earnings in 2012.

The following metrics provide relevant information with respect to ACI’s recent financial performance, as of July 26, 2011, the date of the Original ACI Merger Proposal:

•	ACI has produced a stockholder return of approximately 91% over the past three years, significantly outperforming the relevant peer group;

•	ACI has increased its 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	ACI has driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	ACI has increased adjusted EBITDA margin to 21% in 2010, from 7% in 2007.

Schedule III to this Proxy Statement includes summary selected unaudited pro forma combined financial information that is intended to provide S1 stockholders with information relating to ACI’s financial results assuming that ACI and S1 had already been combined.

Integration:

ACI believes that there are substantial risks inherent in mergers of equals, which ACI believes are exacerbated by the fact that S1 is a U.S. company headquartered in Atlanta, Georgia, while Fundtech is a company with substantial operations in Israel. While there is integration risk in any substantial business combination transaction, ACI’s proposal would not involve the complexities inherent in combining two businesses whose co-CEOs and other senior executives would be located on different continents, and ACI would have the ability to implement integration plans without being required to consider the potential conflicting interests and disynergies implicit in a “merger of equals” in which, for example, the combined company’s top management is expected to be drawn from two disparate organizations.

S1’s proxy statement discloses that political, economic and military conditions in Israel and the Middle East could negatively impact the combined S1-Fundtech company. Fundtech is an Israeli company with substantial operations in Israel. According to S1’s proxy statement, (1) any major hostilities involving Israel, acts of terrorism or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect the combined company’s operations, (2) several Arab and Muslim countries restrict or prohibit business with Israeli companies and these restrictions may have an adverse impact on the combined company’s operating results, financial condition or the expansion of the combined company’s business, and (3) such boycott, restrictive laws, policies or practices may preclude the combined company from pursuing certain sales opportunities in the future.

Closing Conditions:

The completion of the Proposed Fundtech Merger is subject to, among other conditions, approval of the issuance of stock in the transaction by holders of a majority of S1 Shares voting at a meeting held on the matter, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”), as well as a number of conditions unique to a combination of a U.S. and an Israeli company, including receipt of the consent or approval of Israeli tax authorities, the Investment Center of the Israeli Ministry of Trade & Industry and the Israeli Securities Authority.

The Enhanced ACI Merger Proposal is subject to the completion of confirmatory due diligence, the negotiation of a mutually acceptable definitive merger agreement and certain customary closing conditions, including the approval of S1 stockholders and the receipt of customary regulatory approvals, including the expiration or termination of the waiting period under the HSR Act. ACI is prepared to promptly complete its confirmatory due diligence simultaneously with the negotiation of a definitive merger agreement so as not to result in any delays in the execution of a binding, definitive agreement.

As of the date of this Proxy Statement, S1 has not obtained clearance under the HSR Act. S1 reported in its proxy statement that it refiled its Notification and Report Form under the HSR Act with the Antitrust Division on August 17, 2011, recommencing the 30-calendar day waiting period under the HSR Act with respect to S1’s acquisition of shares of Fundtech in the Proposed Fundtech Merger. S1 also reported that it understands that Clal (as defined below), Fundtech’s largest shareholder, intends to withdraw and refile its Notification and Report Form after August 19, 2011, the date of S1’s proxy statement, which will restart the 30-calendar day waiting period.

ACI filed the required Notification and Report Form under the HSR Act with the Antitrust Division and the FTC on July 27, 2011. Thereafter, the Antitrust Division informed ACI that, as between the FTC and the Antitrust Division, the Antitrust Division would review ACI’s filing. The applicable waiting period under the HSR Act will expire at 11:59 p.m., Eastern time, on August 26, 2011, the 30th calendar day after ACI filed the required Notification and Report Form, unless earlier terminated or extended. ACI may withdraw its initial filing, on or prior to August 26, 2011, and refile it in order to permit the Antitrust Division to have additional time to review the filing. The 30-calendar day waiting period would recommence in connection with such refiling. The Antitrust Division may extend its review beyond the 30-calendar day waiting period by requesting additional information and documentary material. In the event of such a request, the waiting period would be extended until 11:59 p.m., Eastern time, on the 30th calendar day after ACI has made a proper response to that request as specified by the HSR Act and the implementing rules.

The combination with S1 would provide ACI with enhanced scale, breadth and additional capabilities to compete more effectively in the highly competitive payment systems marketplace. If ACI were to acquire S1, the combined company would continue to face intense competition from third-party software vendors, in house solutions, processors, IT service organizations and credit card associations, including from companies which are substantially larger and have substantially greater market shares than the combined company would have. Moreover, the dynamic worldwide nature of the industry means that competitive alternatives can and do regularly emerge. Thus, ACI does not believe the transaction would enable it to obtain market power in, or even a significant share of, any relevant market.

Nonetheless, the Original ACI Merger Proposal contained provisions designed to provide S1 what ACI believed to be an appropriate measure of assurance that the HSR Act condition would be satisfied, including a $21.5 million fee that would be paid to S1 if that condition were not satisfied and an undertaking to divest assets, subject to certain limitations (which were not specified in the draft merger agreement delivered to S1), and take other actions if necessary to obtain the expiration or termination of the HSR Act waiting period.

Based on the foregoing, ACI believes that it will obtain clearance under the HSR Act, although there necessarily can be no assurance with respect thereto.

Restructuring of S1 for No Premium and No Cash:

A vote “AGAINST” the Fundtech Merger Proposals stops the S1 Board from entering into a transaction that ACI believes would result in a radical restructuring of the business, ownership and governance of S1 for no premium and no cash to S1 stockholders.

According to S1’s proxy statement, S1 has entered into a transaction to “acquire” Fundtech in which S1 stockholders will receive no premium and no cash for their shares. Although S1 has stated in its proxy statement that S1 will “acquire” Fundtech, we believe that its analysis is incorrect. We believe that the Proposed Fundtech Merger is in fact a transaction that results in a radical restructuring of the business, ownership and governance of S1, and thereby could be deemed to constitute de facto change in control of S1 for a number of reasons, including (1) changes in S1’s Board and management, including a governance mechanism applicable to key corporate decisions that requires agreement of designees of each of S1 and Fundtech post-transaction (unless approved by a post-transaction Board of Directors of which one-half of the designees are appointed by S1 and one-half of the designees are appointed by Fundtech), (2) changes in the composition and concentration of ownership of the combined company’s shares, and (3) the fact that the transaction constitutes a “change in control” under compensation arrangements for S1’s top management.

Changes in S1’s Board and Management:  According to S1’s proxy statement, following the Proposed Fundtech Merger, the governance of S1 would change as follows:

•	Fundtech’s CEO would become “Executive Chairman” of the combined company. Fundtech’s Chairman would become “Deputy Chairman” of the combined company. Fundtech’s CFO would become CFO of the combined company. One or more of these individuals apparently would serve in these capacities from Israel, and not S1’s principal U.S. offices.

•	S1’s Board would not constitute a majority of the Board of the combined company; rather, the combined company Board would be comprised of eight members, four from the current Board of Fundtech and four from the current Board of S1.

•	For an apparently indeterminate period, Fundtech’s CEO, as “Executive Chairman” of the combined company, and the combined company’s CEO would have to mutually agree before S1 could take any of the following actions. Disputes as to the following matters could only be resolved by the vote of a majority of the Board of the combined company, on which the current Fundtech directors will have a blocking vote:

•	subject to certain exceptions, the issuance of any equity interests of the combined company or its subsidiaries or any securities exercisable or exchangeable for or convertible into equity interests of the combined company or its subsidiaries;

•	incurrence of any indebtedness for borrowed money, other than indebtedness (i) outstanding as of the closing date of the Proposed Fundtech Merger or (ii) incurred in the ordinary course of business;

•	engaging in any merger, consolidation or other business combination transactions or recapitalization or reorganization;

•	acquisition of any enterprise or business (whether by merger, stock or assets) or other significant assets outside of the ordinary course of business;

•	sale or other disposition of any assets of the combined company or any of its subsidiaries outside of the ordinary course of business;

•	acquisition or development of any material new product or service offering;

•	engaging in any line of business substantially different from those lines of business conducted by the combined company and its subsidiaries immediately following the closing date of the Proposed Fundtech Merger;

•	hiring or termination of the executive chairman, chief executive officer, chief financial officer, chief operating officer, chief legal officer and each individual (including any consultant or other individual, even if not technically an employee) performing the functions of any such office, each referred to as a Senior Officer, or any individual who directly reports (including any consultant or other individual, even if not technically an employee) to any Senior Officer, referred to, together with the Senior Officers, each as an Applicable Employee;

•	modification of the salary or other compensation of any Applicable Employee, materially changing the responsibilities of any Applicable Employee, or making any material changes to the employment agreement of any Applicable Employee;

•	approval of (i) any operating or capital expenditure budget of the combined company or any of its subsidiaries or (ii) any material amendment or supplement to or other modification thereof;

•	institution, settlement, withdrawal or compromise of any material lawsuit, claim, counterclaim or other legal proceeding by or against the combined company or any of its subsidiaries or with respect to any of their respective material properties or assets; or

•	delegate any authority to take any of the foregoing actions to any other officer or employee.

Changes in the Composition and Concentration of Share Ownership:  The Proposed Fundtech Merger will result in a change in the composition and concentration in ownership of S1 Shares. Accordingly to a Schedule 13D filed in respect of Fundtech, Clal Industries and Investments Ltd. (“Clal”), an Israeli company, owns approximately 58% of Fundtech’s ordinary shares. Clal is controlled by the following four individuals: Nochi Dankner, Shelly Danker-Bergman, Isaac Manor and Avraham Livnat, who may be deemed to beneficially own the Fundtech shares held by Clal.

According to S1’s proxy statement, Clal will own approximately 24% of the combined company, and by virtue of such ownership “may exert considerable influence over the combined company’s policies, business and affairs, and in any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of [S1’s] assets. This concentration in control may have the effect of delaying, deterring or preventing a change of control that otherwise would yield a premium upon the price of the combined company’s common stock. This concentration of ownership may also have the effect of reducing the amount of stock in the combined company’s public float, which may impact share trading values.”

Although S1 stockholders will continue to own 55% of S1 Shares following the Proposed Fundtech Merger, these shares are held by a wide and diverse group of institutional and other investors and, based on reported share ownership as of August 24, 2011, no S1 stockholder other than Clal will own more than 5.0% of the outstanding S1 Shares if the Proposed Fundtech Merger were to be completed. The S1 Board exempted Clal from the restrictions applicable to “interested stockholders” under Section 203 of the Delaware General Corporation Law and has not otherwise restricted Clal’s ability to acquire additional shares or take actions in respect of the governance of S1 following the Proposed Fundtech Merger. Accordingly, Clal may be able to exert considerable influence over S1’s affairs following the Proposed Fundtech Merger as a result of its 24% ownership interest.

“Change in Control” for S1 Top Management:  The Proposed Fundtech Merger will constitute a “change of control” for purposes of the employment agreements, equity incentive plans and golden parachutes of S1’s senior management, resulting in the acceleration of certain benefits as described in S1’s proxy statement under the section titled “Interests of the Company’s Executive Officers and Directors in the Merger.”

Based upon (1) the expected roles to be played by S1’s and Fundtech’s management following the Proposed Fundtech Merger in the combined company, (2) the substantial ownership of the combined company by Fundtech’s largest stockholder following the merger, and (3) the treatment of the merger as a “change of control” under the compensation arrangement of S1’s management, we believe that the Proposed Fundtech Merger looks much more like a change of control rather than an “acquisition” of Fundtech or a “merger”.

In any case, we believe that S1’s Board, in evaluating any strategic transaction of this type, has a legal obligation to consider all available alternative transactions beforehand, to communicate those alternatives to S1’s stockholders and to consider our proposal which we believe provides superior value to S1’s stockholders.

Encouraging the Board to Consider Alternatives:

A vote “AGAINST” the Fundtech Merger Proposals encourages the S1 Board to consider other alternatives for S1, including ACI’s proposal.

The section titled “Background of the Merger” in S1’s proxy statement disclosed that S1 had substantive discussions with ACI regarding a potential sale transaction prior to entering into the Fundtech transaction. Despite these discussions and ACI’s interest in pursuing a possible transaction, S1 did not engage in meaningful price discussions with ACI, and instead chose a transaction that we believe looks more like a de facto change in control of S1 for no premium and no cash to S1 stockholders, than an acquisition of Fundtech by S1 or a “merger,” as S1 characterizes the transaction in its proxy statement. On August 2, 2011, S1 announced that the S1 Board had rejected the Original ACI Merger Proposal based on the S1 Board’s determination that pursuing discussions with ACI at this time “is not in the best financial or strategic interests of S1 and its stockholders.”

Conclusion:

For the foregoing reasons, ACI urges S1 stockholders to vote “AGAINST” the Fundtech Merger Proposals. ACI urges the members of the S1 Board to enter into negotiations with ACI in accordance with their fiduciary duties. ACI believes that the fiduciary duties of care and loyalty applicable to S1 directors under Delaware law require that they inform themselves of all material information reasonably available to them prior to making a business decision, including alternatives to the Proposed Fundtech Merger. ACI believes the S1 Board should enter into discussions and negotiations with ACI to determine whether the Enhanced ACI Merger Proposal, which consists of cash and stock consideration, provides greater long-term value to S1’s stockholders than the Proposed Fundtech Merger and is in the best interests of S1 and its stockholders.

If S1 stockholders do not approve the Share Issuance Proposal, one of the conditions to the Fundtech Merger Agreement will fail to be satisfied, each of S1 and Fundtech would have the right to direct S1 to terminate the Fundtech Merger Agreement and S1 could not issue the S1 Shares contemplated to be issued in the Proposed Fundtech Merger in compliance with applicable NASDAQ requirements. Following such a termination, S1 may be required to pay a termination fee of $14.6 million to Fundtech if within one year of such termination the Enhanced ACI Merger Proposal is consummated. ACI believes that, if the Fundtech Merger Agreement were terminated, the S1 Board should make the determination that it is in S1 stockholders’ best interests to pursue the Enhanced ACI Merger Proposal and to enter into the Enhanced ACI Merger Proposal. ACI intends to pursue the Enhanced ACI Merger Proposal even if S1 were required to pay the Fundtech termination fee. However, there can be no assurances that the current S1 Board would seek to accept the Enhanced ACI Merger Proposal, or otherwise pursue or facilitate the Enhanced ACI Merger Proposal, following a termination of the Fundtech Merger Agreement. S1 stockholders should take all of these factors into account when determining how to vote their S1 Shares.

We believe that our offer constitutes a superior offer, as provided for in the Fundtech Merger Agreement.

USE YOUR BLUE PROXY CARD TO VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS TODAY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. A VOTE AGAINST

THE FUNDTECH MERGER PROPOSALS WILL NOT OBLIGATE YOU TO VOTE FOR THE ENHANCED ACI MERGER PROPOSAL.

IF YOUR S1 SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM S1 — EVEN AS A PROTEST VOTE AGAINST THE PROPOSED FUNDTECH MERGER. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY S1, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY.

WE URGE YOU TO SEND THE S1 BOARD A MESSAGE THAT S1 STOCKHOLDERS REJECT THE PROPOSED FUNDTECH MERGER AND THAT THE S1 BOARD SHOULD GIVE PROPER CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE ENHANCED ACI MERGER PROPOSAL. VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS.

BACKGROUND OF THE SOLICITATION

As part of the ongoing evaluation of its businesses, ACI regularly considers strategic acquisitions, capital investments, divestitures and other possible transactions. In connection with such strategic evaluation, ACI has in the past considered a potential business combination transaction involving S1 and in connection therewith engaged in discussions with representatives of S1 over an approximately one-year period beginning in the Summer of 2010.

On August 30, 2010, Philip G. Heasley, ACI’s Chief Executive Officer, met in Atlanta, Georgia, with Johann Dreyer, S1’s Chief Executive Officer. During that meeting, Mr. Heasley expressed an interest in pursuing a possible acquisition of S1 by ACI.

On September 30, 2010, members of ACI’s senior management met in Atlanta, Georgia with members of S1’s senior management to discuss a possible acquisition of S1 by ACI. In that meeting, the representatives of ACI indicated a possible price range of $7.50 to $8.00 per S1 Share. The closing sales price for S1 Common Stock as reported on the NASDAQ Market was $5.25 per share on September 29, 2010, the last trading day prior to that meeting. At the meeting, Mr. Dreyer indicated that he did not believe that it was opportune timing for S1 to be sold, but S1 might consider an enhanced proposal.

On October 6, 2010, representatives of S1 and ACI had a follow-up conversation in which the representatives of S1 informed the representatives of ACI that, after reviewing the matter with the S1 Board, S1 was not for sale and the S1 Board did not desire to initiate a sale process. They also mentioned that they believed that the price range that ACI had indicated was too low, but indicated that the S1 Board might be willing to consider a transaction at an increased valuation. ACI interpreted that communication as meaning that S1 would consider a transaction at a higher price other than the $7.50-$8.00 per share range that ACI had indicated, although there can be no assurance that this was intended. In the October 6, 2010 call, the representatives of S1 also said that the S1 Board acknowledged the rationale for a possible combination of S1 and ACI, but indicated that S1 would be willing to continue discussions only if the parties signed a standstill agreement.

On October 22, 2010, S1 and ACI signed an agreement that restricted ACI’s ability to acquire S1 Shares or make any tender offer or other proposal to acquire S1. These restrictions expired prior to July 26, 2011. During the standstill period, ACI did not buy any S1 Shares and made proposals to acquire S1 confidentially.

On October 25, 2010, representatives of ACI’s and S1’s managements and financial advisors met in Atlanta, Georgia to discuss the S1 business and a possible transaction. From time to time thereafter, certain of S1’s senior managers, representatives of S1’s financial advisor and S1’s counsel held additional discussions with members of ACI’s senior management team and legal and financial advisors concerning a possible transaction.

On November 19, 2010, ACI submitted a written proposal to S1 to acquire S1 in an all-cash transaction at a price of $8.40 per S1 Share, subject to confirmatory due diligence. ACI included a letter from a major financial institution stating that such institution was highly confident that ACI could raise the funds necessary to acquire S1 in an all-cash transaction at $8.40 per share. In the November 19, 2010 proposal, ACI noted, among other things, “[w]e believe our proposal constitutes an extremely attractive opportunity for your stockholders. Our price represents a premium of 38% over the current market price of S1’s common stock and a premium of 42% over the average market price over the past year.” After ACI submitted the proposal letter, S1 representatives raised concerns about ACI’s ability to finance an all-cash acquisition of S1 and regulatory considerations. ACI representatives indicated that ACI believed that it could satisfy any such concerns, and undertook to do so.

On December 9, 2010, Mr. Heasley spoke with Messrs. Dreyer and John W. Spiegel, Chairman of the S1 Board, regarding ACI’s November 19th proposal. The parties also discussed ACI and S1’s overlapping stockholder base and the potential for a mix of stock and cash consideration in an ACI-S1 transaction. On December 20, 2010, ACI delivered a draft merger agreement to S1. The draft merger agreement contemplated the payment of the purchase price in cash or stock, as elected by S1 stockholders.

From time to time between December 2010 and February 2011, representatives of ACI’s management and ACI’s legal and financial advisors held additional discussions with representatives of S1’s management and S1’s legal and financial advisors concerning a possible transaction. On January 13, 2011, ACI sent a follow-up letter to S1 in an effort to progress the dialogue between the parties and to commence due diligence. During January 2011, S1’s financial advisor on several times rescheduled a lender due diligence session, which was finally scheduled for March 3, 2011 but cancelled after S1 sent a letter to ACI on February 18, 2011 stating among other things that S1 was terminating discussions with ACI as the S1 Board had “determined that it is in the best interests of S1 and its stockholders to focus our efforts on executing our long-term business plan.”

On March 10, 2011, S1 published its 2010 earnings release and provided public guidance with respect to its 2011 outlook. In late March 2011, Mr. Heasley initiated contact with S1 in an effort to continue discussion regarding a possible transaction. On April 5, 2011, Mr. Heasley met in person with Messrs. Dreyer and Spiegel in Atlanta, Georgia. On April 12, 2011, ACI submitted an acquisition proposal (including a revised draft of a definitive merger agreement) at a price of $8.40 per S1 Share, 55% of which was to be paid in cash and 45% in ACI Shares. In its proposal, ACI noted, among other things, “[t]his proposal represents a premium of 26.1% over the current market price of S1’s common stock and a premium of 37.4% over the average market price over the past year. We believe that this price is at a level at which your stockholders would enthusiastically support such a transaction.”

On April 15, 2011, representatives of ACI’s financial advisor held a discussion with representatives of S1’s financial advisor regarding ACI’s proposal. The financial advisors had additional contacts from time to time concerning the proposal between April 15, 2011 and June 14, 2011.

On June 14, 2011, Mr. Heasley spoke with Messrs. Dreyer and Spiegel regarding ACI’s proposal. During the call, Mr. Spiegel informed Mr. Heasley that S1 was not interested in pursuing a possible transaction with ACI. No mention was made that S1 was simultaneously pursuing discussions with Fundtech relating to a possible merger transaction. Later that day, Mr. Heasley sent a follow-up letter to Mr. Spiegel requesting a response from the S1 Board regarding ACI’s proposed valuation and other key terms. The June 14, 2011 letter, in relevant part, is as follows:

“June 14, 2011

Mr. John W. Spiegel
Chairman of the Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092

Dear John,

I appreciated your feedback during our call this morning. I was surprised by your Board’s lack of response to our April 12th proposal.

ACI and our advisors have complied with all of the process requirements that S1 management and your advisors have communicated to us since last Fall. First, our financing advisors, Goldman Sachs and Wells Fargo, have had multiple interactions with S1 management and your advisor providing you with certainty of the financial structure we proposed. Second, our legal advisor, Jones Day, has had several conversations with your external counsel to address any regulatory concerns around the proposed transaction. Also, Jones Day submitted on December 20, 2010, a fair and balanced merger agreement and a revised version on April 12, 2011, to which we have still not received any feedback.

We have studied the regulatory backdrop applicable to the proposed transaction. As reflected in the April 12th merger agreement, we believe the regulatory review process will not impact the certainty of closing and we have outlined measures in the agreement that demonstrate our confidence in this view.

To date, your Board has not provided any response to our proposed valuation or other key terms. We would have liked to have had a discussion on value, but are now left to determine valuation based on publicly available information. With the nine-month standstill period expiring on July 22nd, we still believe it would be in the best interests of S1 and your Board to engage with ACI to maximize value for S1’s stockholders.

The combination of ACI and S1 would create a leading global player in the enterprise payments software industry. As I have indicated, the combination of our companies would not only benefit your stockholders, but would also offer more and better options to customers within our marketplace. We sincerely hope that we will move forward in a negotiated transaction which can be presented to your stockholders as the joint effort of ACI and S1 Boards of Directors and management teams.

This opportunity has the highest priority for us and we are committed to work with S1 and your Board in any way we can to expeditiously move this forward.

Sincerely,

/s/ Philip G. Heasley
President and CEO
ACI Worldwide, Inc.

cc: Mr. Johann Dreyer, Chief Executive Officer, S1 Corporation”

On June 27, 2011, S1 and Fundtech announced that they had entered into the Fundtech Merger Agreement.

On July 26, 2011, ACI delivered a proposal letter containing the Original ACI Merger Proposal to the S1 Board and issued a press release announcing the Original ACI Merger Proposal. The letter read as follows:

“July 26, 2011

Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092
Attn: Mr. John W. Spiegel, Chairman of the Board

Gentlemen:

We are pleased to submit the following proposal by which ACI and S1 would combine to create a leading global enterprise payments company. We propose to acquire 100% of the issued and outstanding common stock of S1 in a cash and stock transaction valued at $9.50 per share. This equates to a 33% premium to S1’s closing market price on July 25, 2011, a 32% premium to S1’s 90-day volume weighted average price and a 23% premium to S1’s 52-week high. Our proposal is being made pursuant to and in accordance with the superior offer provisions you provided for in your June 26, 2011 merger agreement with Fundtech.

Given the overlapping stockholder base of our companies, we believe that a cash and stock transaction is ideal for all stakeholders, as it provides a mix of immediate value, tax efficiency and the ability to benefit from significant synergies. Accordingly, the form of consideration in our proposal consists of 40% in ACI stock and 60% in cash. In addition, our proposal includes a cash election feature, subject to proration, designed to provide your stockholders with the optimal consideration of cash and/or stock for their individual circumstances and preferences. Upon completion of our proposed transaction and based on the most recent closing price of ACI’s common stock, S1 stockholders would own approximately 15% of the combined company on a fully diluted basis.

We believe the combination of ACI and S1 provides specific tangible benefits to the combined stockholders, including, among others:

•	Combination of complementary products and expanded customer bases, providing a rich set of capabilities and a broad portfolio of products to serve customers across the entire electronic payments spectrum;

•	The creation of an approximate $100 million in revenue hosting business serving our collective customer base with enhanced margins due to the consolidation of fixed infrastructure;

•	Expanded presence in high-growth international markets and additional capabilities with respect to ACI’s retailer payments and online banking solutions;

•	Substantial synergy opportunities by leveraging ACI’s established global cost structure, eliminating redundant operating expenses and consolidating our on-demand operations and facilities; and

•	Strong financial profile with full year earnings accretion in 2012.

We believe that our premium stock and cash proposal is both financially and strategically superior to your proposed transaction with Fundtech. Our proposal offers substantially greater current financial value to S1 stockholders in the form of a meaningful premium to the current stock price and a clearer, more expedient path to value creation over the long-term through the realization of significant synergies, with less risk and uncertainty than the Fundtech transaction. Additionally, our proposed combination creates a more diverse, long-term stockholder base for the pro forma company.

Our proposal contemplates that, following the completion of the transaction, S1 stockholders would have a meaningful ownership stake in ACI, which has:

•	Produced a stockholder return of approximately 91% over the past three years, significantly outperforming the relevant peer group;

•	Increased 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	Driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	Increased Adjusted EBITDA margin to 21% in 2010, from 7% in 2007.

Not only have we executed our historical business plan, as evidenced by our strong second quarter earnings, we have raised our 2011 guidance and are firmly committed to achieving our five-year strategy.

Our proposal includes committed financing from Wells Fargo Bank for the cash portion of the transaction. As such, the proposed transaction is not subject to any financing condition. In addition, we have completed a review of applicable regulatory requirements and, while we do not expect any issues to delay closing, our merger agreement contains appropriate undertakings by us to assure HSR clearance.

Our proposal is subject to the negotiation of a mutually acceptable definitive merger agreement, a draft of which we are including as part of our proposal. Consummation of the transaction is subject to satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. You will see that our draft is the same as the Fundtech Merger Agreement except for changes required in order to effect our transaction. We are prepared to promptly conclude our confirmatory due diligence and to give you and your representatives immediate due diligence access to us.

We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of your Fundtech Merger Agreement as it is more favorable to S1 stockholders from a financial point of view than the Fundtech transaction, and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal. Accordingly, we believe that you must, consistent with the Fundtech Merger Agreement, provide us with confidential information and participate in discussions and negotiations with us to finalize a transaction.

We stand ready and willing to promptly engage with S1 on this transaction, so that together we can effect a transaction that benefits both companies’ stockholders. That said, we are committed to making this transaction a reality.

Our Board of Directors has unanimously approved the submission of this proposal. We and our financial and legal advisors are prepared to move forward immediately with you and your advisors to finalize a mutually beneficial agreement, and make the combination of S1 and ACI a reality, for the benefit of both companies’ stockholders.

We look forward to hearing from you.

Sincerely,

/s/ Philip G. Heasley
President and CEO
ACI Worldwide, Inc.

Enclosures”

On July 27, 2011, ACI filed a Notification and Report Form with the FTC and Antitrust Department under the HSR Act relating to the Original ACI Merger Proposal.

On August 2, 2011, S1 announced that the S1 Board had rejected the Original ACI Merger Proposal based on the S1 Board’s determination that pursuing discussions with ACI at this time “is not in the best financial or strategic interests of S1 and its stockholders.” According to S1’s August 2, 2011 press release, Mr. Spiegel said:

“The S1 Board gave careful consideration to each of the proposed terms and conditions of ACI’s proposal. In the end, the Board determined that ACI’s proposal is not in the best interests of S1 and its stockholders. We believe that continuing to execute on our long-term business plan, which includes the business combination with Fundtech, will best help us maximize stockholder value and achieve our strategic goals.”

On August 11, 2011, S1 announced that it had set Thursday, August 18, 2011 as the Record Date and Thursday, September 22, 2011 as the date of the Special Meeting. On August 22, 2011, S1 filed its definitive proxy statement with the SEC and reported that it had commenced mailing its proxy statement to S1 stockholders on or about August 22, 2011.

On August 25, 2011, ACI delivered a proposal letter to S1’s Board containing the Enhanced ACI Merger Proposal, increasing the cash consideration by $0.50 per S1 Share, and issued a press release announcing the Enhanced ACI Merger Proposal. The letter read as follows:

“August 25, 2011

PERSONAL AND CONFIDENTIAL

ELECTRONIC DELIVERY

John W. Spiegel
Chairman of the Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092

Dear John:

We remain committed to acquiring S1 Corporation and are pleased to inform you that we have enhanced our proposal in order to provide S1 shareholders with additional value certainty for their investment. Given the recent significant market volatility, ACI Worldwide, Inc. has increased its cash and stock proposal from $5.70 per share, plus 0.1064 ACI shares, to $6.20 per share, plus 0.1064 ACI shares, assuming full proration.

We are confident that your shareholders will find our enhanced proposal to be superior to the Fundtech Ltd. transaction, and we stand ready and willing to promptly engage with S1 to consummate a transaction that benefits both companies’ shareholders. Based on the closing price of ACI stock on July 25, 2011, the day prior to our initial proposal, our enhanced proposal provides a per share consideration of $10.00 to each S1 shareholder. Based on the closing price of ACI stock on August 24, 2011, our enhanced proposal provides a per share consideration of $9.29 to each S1 shareholder. ACI’s enhanced proposal also equates to a:

•	30% premium to S1’s unaffected closing market price on July 25, 2011;

•	29% premium to the volume weighted average price of S1 shares over the previous 90 days prior to July 25, 2011; and

•	20% premium to the 52-week high of S1 shares, for the 52-week period ending July 25, 2011.

When evaluating our enhanced proposal, we strongly encourage you to consider at what price levels S1 would be trading absent the ACI proposal. Since we made our proposal on July 26, 2011, the NASDAQ Index has declined by 13% while S1’s stock price, affected by the value of the ACI proposal, has generally avoided the declines experienced in the overall market. Furthermore, we believe that your shareholders know that, had ACI not made its proposal, S1’s share price would have been affected by the overall decline in stock market valuations. We also believe that the S1 shareholder reaction to our proposal, despite the significant ensuing market volatility, underscores its strength.

Your August 22, 2011, shareholder letter questioned whether we had the financing for the cash portion of our merger proposal as well as our commitment to obtain clearance under the Hart-Scott-Rodino (HSR) Act. To resolve these issues, we have a fully executed commitment letter from Wells Fargo Bank, N.A. sufficient to fund the cash required by our proposal and to finance our ongoing operations, and we would be pleased to provide a copy of such commitment letter upon request. In addition, we reiterate that we are willing to provide appropriate assurance of satisfaction of the HSR Act condition, including a divestiture commitment (if required) and substantial break-up compensation. However, it does not withstand scrutiny for S1 to, on the one hand, refuse to engage with us on these issues and, on the other hand, point to these issues as a reason for not engaging in the first place.

As S1 has been unwilling to engage, we are taking the actions we believe necessary to consummate our proposed transaction. We are filing our definitive proxy statement to begin solicitation of votes against the proposed Fundtech transaction and, rest assured, we will take all actions necessary to advance our proposal. We would, however, strongly prefer to begin a direct dialogue with S1’s management and advisors.

We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of the Fundtech merger agreement as it is more favorable to S1 shareholders from a financial point of view than the Fundtech transaction and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal.

We remain convinced of the strategic benefits of this transaction and strongly believe that it is in the best interests of both ACI’s and S1’s shareholders. We look forward to your prompt reply.

Sincerely,

/s/ Philip G. Heasley
President and CEO

cc: Johann Dreyer, Chief Executive Officer, S1 Corporation”

On August 25, 2011, ACI filed this Proxy Statement with the SEC soliciting votes “AGAINST” the Fundtech Merger Proposals, and reported that it had commenced mailing the Proxy Statement to S1 stockholders on or about August 25, 2011.

CERTAIN INFORMATION REGARDING THE PROPOSED
FUNDTECH MERGER

According to S1’s proxy statement, under the terms of the Fundtech Merger Agreement, Finland Holdings (2011) Ltd., a wholly owned subsidiary of S1 that was formed for the sole purpose of facilitating the Proposed Fundtech Merger, will be merged with and into Fundtech, with Fundtech surviving the merger and becoming a wholly owned subsidiary of S1. Accordingly, after the effective time of the Proposed Fundtech Merger, Fundtech ordinary shares will no longer be publicly traded and will be converted into S1 Shares. Immediately following the Proposed Fundtech Merger, the name of S1 will be changed to “Fundtech Corporation.”

WE ARE SOLICITING PROXIES FROM S1 STOCKHOLDERS TO VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS. WE BELIEVE THE PROPOSED FUNDTECH MERGER DOES NOT PROVIDE ADEQUATE VALUE TO S1 STOCKHOLDERS. WE BELIEVE THE ENHANCED ACI MERGER PROPOSAL IS A SUPERIOR ALTERNATIVE FOR THE S1 STOCKHOLDERS BECAUSE IT PROVIDES SIGNIFICANTLY GREATER VALUE TO S1 STOCKHOLDERS THAN THE PROPOSED FUNDTECH MERGER.

The Proposed Fundtech Merger contains various risks, some of which are described below. We believe S1 stockholders should take all of these factors into account when determining how to vote their S1 Shares.

Share Ownership Following the Proposed Fundtech Merger; Changes in the Composition and Concentration of Share Ownership:

As a result of the Proposed Fundtech Merger, each Fundtech stockholder will have the right to receive 2.72 S1 Shares for each Fundtech ordinary share owned immediately prior to the effective time of the merger. S1 stockholders will continue to own their existing S1 Shares after the merger. Each S1 Share will represent one share of common stock in the combined company. It is expected that, upon completion of the merger, S1 stockholders will own approximately 55% of the combined company and Fundtech stockholders will own approximately 45% of the combined company.

The Proposed Fundtech Merger will result in a change in the composition and concentration in ownership of S1 Shares. Accordingly to a Schedule 13D filed in respect of Fundtech, Clal owns approximately 58% of Fundtech’s ordinary shares. Clal is controlled by the following four individuals: Nochi Dankner, Shelly Danker-Bergman, Isaac Manor and Avraham Livnat, who may be deemed to beneficially own the Fundtech shares held by Clal.

According to S1’s proxy statement, Clal will own approximately 24% of the combined company, and by virtue of such ownership “may exert considerable influence over the combined company’s policies, business and affairs, and in any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of [S1’s] assets. This concentration in control may have the effect of delaying, deterring or preventing a change of control that otherwise would yield a premium upon the price of the combined company’s common stock. This concentration of ownership may also have the effect of reducing the amount of stock in the combined company’s public float, which may impact share trading values.”

Although S1 stockholders will continue to own 55% of S1 Shares following the Proposed Fundtech Merger, these shares are held by a wide and diverse group of mutual funds and other institutional investors and, based on reported share ownership as of August 24, 2011, no S1 stockholder other than Clal will own more than 5.0% of the outstanding S1 Shares if the Proposed Fundtech Merger were to be completed. The S1 Board exempted Clal from the restrictions applicable to “interested stockholders” under Section 203 of the Delaware General Corporation Law and has not otherwise restricted Clal’s ability to acquire additional shares or take actions in respect of the governance of S1 following the Proposed Fundtech Merger. Accordingly, Clal may be able to exert considerable influence over S1’s affairs following the Proposed Fundtech Merger as a result of its 24% ownership interest.

Changes in S1’s Board and Management:

According to S1’s proxy statement, following the Proposed Fundtech Merger, the governance of S1 would change as follows:

•	Fundtech’s CEO would become “Executive Chairman” of the combined company. Fundtech’s Chairman would become “Deputy Chairman” of the combined company. Fundtech’s CFO would become CFO of the combined company. One or more of these individuals apparently would serve in these capacities from Israel, and not S1’s principal U.S. offices.

•	S1’s Board would not constitute a majority of the Board of the combined company; rather, the combined company Board would be comprised of eight members, four from the current Board of Fundtech and four from the current Board of S1.

•	For an apparently indeterminate period, Fundtech’s CEO, as “Executive Chairman” of the combined company, and the combined company’s CEO would have to mutually agree before S1 could take any of the following actions. Disputes as to the following matters could only be resolved by the vote of a majority of the Board of the combined company, on which the current Fundtech directors will have a blocking vote:

•	subject to certain exceptions, the issuance of any equity interests of the combined company or its subsidiaries or any securities exercisable or exchangeable for or convertible into equity interests of the combined company or its subsidiaries;

•	incurrence of any indebtedness for borrowed money, other than indebtedness (i) outstanding as of the closing date of the Proposed Fundtech Merger or (ii) incurred in the ordinary course of business;

•	engaging in any merger, consolidation or other business combination transactions or recapitalization or reorganization;

•	acquisition of any enterprise or business (whether by merger, stock or assets) or other significant assets outside of the ordinary course of business;

•	sale or other disposition of any assets of the combined company or any of its subsidiaries outside of the ordinary course of business;

•	acquisition or development of any material new product or service offering;

•	engaging in any line of business substantially different from those lines of business conducted by the combined company and its subsidiaries immediately following the closing date of the Proposed Fundtech Merger;

•	hiring or termination of the executive chairman, chief executive officer, chief financial officer, chief operating officer, chief legal officer and each individual (including any consultant or other individual, even if not technically an employee) performing the functions of any such office, each referred to as a Senior Officer, or any individual who directly reports (including any consultant or other individual, even if not technically an employee) to any Senior Officer, referred to, together with the Senior Officers, each as an Applicable Employee;

•	modification of the salary or other compensation of any Applicable Employee, materially changing the responsibilities of any Applicable Employee, or making any material changes to the employment agreement of any Applicable Employee;

•	approval of (i) any operating or capital expenditure budget of the combined company or any of its subsidiaries or (ii) any material amendment or supplement to or other modification thereof;

•	institution, settlement, withdrawal or compromise of any material lawsuit, claim, counterclaim or other legal proceeding by or against the combined company or any of its subsidiaries or with respect to any of their respective material properties or assets; or

•	delegate any authority to take any of the foregoing actions to any other officer or employee.

We believe that you should consider the effect of these changes in determining how to vote your S1 Shares. We believe that the Fundtech transaction results in a radical restructuring of the business, ownership and governance of S1, and thereby could be deemed to constitute a de facto change in control of S1 for no premium and no cash to S1 stockholders.

Conditions to the Proposed Fundtech Merger

According to S1’s proxy statement, S1’s and Fundtech’s obligations to effect the Proposed Fundtech Merger are subject to the satisfaction or waiver of various conditions, including the following:

•	Israeli court approval of the Fundtech Merger Agreement and the merger (the “Court Approval”);

•	Fundtech stockholder approval as required under Israeli law;

•	receipt of approval by all Israeli governmental entities required pursuant to Israeli legal requirements, including the Israeli tax authority and the Israeli securities authority; and

•	receipt of S1 stockholder approval of the Share Issuance Proposal and the Charter Amendment Proposal (subject to Fundtech’s right to waive the receipt of S1 stockholder approval of the Charter Amendment Proposal).

Termination; Termination Fees

The Fundtech Merger Agreement may be terminated by Fundtech or S1 under certain specified circumstances, including if S1 changes its recommendation to S1 stockholders to approve the Share Issuance Proposal or the Charter Amendment Proposal. If the Fundtech Merger Agreement is terminated under such circumstances, S1 may be required to pay a termination fee of $14.6 million to Fundtech.

The Fundtech Merger Agreement may also be terminated if S1’s stockholders do not approve the Share Issuance Proposal or the Charter Amendment Proposal. If the Fundtech Merger Agreement is terminated under such circumstances, and at such time Fundtech would not have grounds to terminate, S1 would be obligated to pay Fundtech a termination fee of $3.0 million. The termination fee would be $14.6 million if ACI consummated its merger proposal within one year of such termination.

ACI believes that, if the Fundtech Merger Agreement were terminated, the S1 Board should make the determination that it is in S1 stockholders’ best interests to pursue the ACI Merger Proposal and to enter into the Enhanced ACI Merger Proposal. ACI intends to pursue the Enhanced ACI Merger Proposal even if S1 were required to pay the Fundtech termination fee. However, there can be no assurances that the current S1 Board would seek to enter into the Enhanced ACI Merger Proposal, or otherwise pursue or facilitate the Enhanced ACI Merger Proposal, following a termination of the Fundtech Merger Agreement.

We believe S1 stockholders should take all of these factors into account when determining how to vote their S1 Shares.

CERTAIN INFORMATION REGARDING ACI

ACI is a Delaware corporation with its principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271. The telephone number of ACI is (646) 348-6700. ACI develops, markets, installs and supports a broad line of software products and services primarily focused on facilitating electronic payments. In addition to its own products, ACI distributes, or acts as a sales agent for, software developed by third parties. These products and services are used principally by financial institutions, retailers and electronic payment processors, both in domestic and international markets. Most of ACI’s products are sold and supported through distribution networks covering three geographic regions — the Americas, Europe/Middle East/Africa and Asia/Pacific. As of June 30, 2011, ACI had total stockholders’ equity of approximately $280 million and total assets of approximately $614 million. ACI Shares are listed on the NASDAQ Global Select Market under the ticker symbol “ACIW.” As of December 31, 2010, ACI had a total of approximately 2,134 employees, of whom 1,124 were in the Americas reportable segment, 591 were in the Europe/Middle East/Africa reportable segment and 419 were in the Asia/Pacific reportable segment.

As of August 23, 2011, ACI was the beneficial owner of 1,107,000 S1 Shares, or 2.0% of the S1 Shares.

The name, citizenship, business address and telephone number and principal occupation or employment for each of the directors and officers of ACI who are considered to be participants in this proxy solicitation and certain other information is set forth in Schedule I hereto. Other than as set forth herein, none of ACI or any of the participants set forth on Schedule I hereto has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposed Fundtech Merger.

OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING

Each of the proposals to be submitted at the Special Meeting is designed to facilitate the approval of the Proposed Fundtech Merger and the adoption of the Fundtech Merger Agreement. ACI recommends voting “AGAINST” each of the Share Issuance Proposal, the Charter Amendment Proposal, the Incentive Plan Amendment Proposal, the Compensation Advisory Proposal and the Adjournment Proposal.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR BLUE PROXY CARD. WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU RECEIVE FROM S1.

Other than as set forth above, ACI is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of ACI as determined by ACI in its sole discretion, in which event such persons will vote on such proposals in their discretion.

VOTING PROCEDURES

According to S1, as of the Record Date, there were 55,519,459 S1 Shares entitled to vote at the Special Meeting.

Under S1’s bylaws, the presence, in person or by proxy, of the holders of a majority of the S1 Shares outstanding as of the Record Date and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Once an S1 Share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new Record Date is set for the adjourned Special Meeting, then a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned.

In accordance with NASDAQ rules, brokers and nominees who hold S1 Shares in street-name for customers may not exercise their voting discretion with respect to the Fundtech Merger Proposals. Thus, absent specific instructions from the beneficial owner of such S1 Shares, these S1 Shares will not be counted for purposes of determining whether a quorum is present.

Approval of S1’s proposals to be considered at the Special Meeting requires the vote percentages described below. You may vote for or against any of the proposals submitted at the Special Meeting or you may abstain from voting.

Required Vote for Share Issuance Proposal.  In order to approve the Share Issuance Proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.

Required Vote for Charter Amendment Proposal.  In order to approve the Charter Amendment Proposal, the affirmative vote of the majority of S1 Shares entitled to vote on the proposal must be obtained.

Required Vote for Incentive Plan Amendment Proposal.  In order to approve the Incentive Plan Amendment Proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.

Required Vote for Compensation Advisory Proposal.  In order to approve the Compensation Advisory Proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.

Required Vote for Adjournment Proposal.  In order to approve the Adjournment Proposal, the affirmative vote of the majority of S1 Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Record Date must be obtained, regardless of whether a quorum is present.

The votes on the Compensation Advisory Proposal and the Incentive Plan Amendment Proposal are votes separate and apart from the votes to approve the Share Issuance Proposal and the Charter Amendment Proposal. Because the vote on the Compensation Advisory Proposal is advisory in nature only, it will not be binding on S1. Approval of the Share Issuance Proposal and Charter Amendment Proposal is a condition to the completion of the Proposed Fundtech Merger (subject to Fundtech’s right to waive the approval of the Charter Amendment Proposal). If an S1 stockholder does not instruct its bank, brokerage firm or other nominee on how to vote its S1 Shares, such stockholder’s bank, brokerage firm or other nominee, as applicable, may not vote such S1 Shares on any of the proposals to be considered and voted upon at the Special Meeting as all such matters are deemed “non-routine” matters pursuant to applicable NASDAQ rules.

S1 stockholders may abstain from voting on any or all of the Fundtech Merger Proposals or may vote for or against any or all of the proposals by internet or telephone or by marking the proper box on the BLUE proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If an S1 stockholder returns a properly executed BLUE proxy card that is not marked with respect to a proposal, that stockholder will be deemed to have voted “AGAINST” any such proposal.

Only S1 stockholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.

S1 Shares held by an S1 stockholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count toward determining whether a quorum is present and will be counted as votes cast and have the same effect as a vote “AGAINST” the Fundtech Merger Proposals.

A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The Fundtech Merger Proposals that S1 stockholders are being asked to vote on at the Special Meeting are not considered routine matters and accordingly, brokers or other nominees may not vote without instructions.

If a broker non-vote occurs, the broker non-vote will count for purposes of determining a quorum. A broker non-vote is not deemed to be a vote cast. Therefore, the broker non-vote will not affect the outcome of the votes on the Fundtech Merger Proposals.

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) ACI WORLDWIDE, INC., C/O INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF S1 CORPORATION AT 705 WESTECH DRIVE, NORCROSS, GEORGIA 30092.

A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR S1 SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO S1 CORPORATION OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO ACI WORLDWIDE, INC., C/O INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT ACI MAY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF S1 SHARES THEN OUTSTANDING.

UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.

BY EXECUTING THE BLUE PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

If you have any questions or require any assistance in voting your S1 Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

SOLICITATION OF PROXIES

Except as set forth below, ACI will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors and officers of ACI listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

ACI has retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Innisfree may receive a fee of up to $250,000 for these services, in addition to reimbursing Innisfree for its reasonable out-of-pocket expenses. ACI agreed to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting proxies for the Special Meeting by or on behalf of ACI is being borne by ACI.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “would” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the following: (1) that a transaction with S1 may not be completed on a timely basis or on favorable terms; (2) negative effects on our business or S1’s business resulting from the pendency of the merger proposals; (3) that we may not achieve the synergies and other expected benefits of a merger with S1 within the expected time or in the amounts we anticipate; (4) that we may not be able to promptly and effectively integrate the merged businesses after closing; and (5) that our committed financing may not be available. Other factors that could materially affect our business and actual results of operations are discussed in our most recent 10-K as well as other filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

OTHER INFORMATION

The information concerning S1 and the Proposed Fundtech Merger contained herein (including Schedule II and Schedule III) has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although ACI has no knowledge that would indicate that statements relating to S1 or the Fundtech Merger Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the books and records of S1, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. See Schedule II for information regarding persons who beneficially own more than 5% of the S1 Shares and the ownership of the S1 Shares by the directors and officers of S1. For illustrative purposes only, Schedule III to this Proxy Statement includes summary selected unaudited pro forma combined financial information that is intended to provide S1 stockholders with information relating to ACI’s financial results assuming that ACI and S1 had already been combined. There can be no assurance that the Enhanced ACI Merger Proposal will be consummated, or if ultimately consummated, the final terms thereof.

Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, reference is made to S1’s proxy statement for information concerning the Fundtech Merger Agreement, the Proposed Fundtech Merger, financial information regarding Fundtech, S1 and the proposed combination of Fundtech and S1, the proposals to be voted upon at the Special Meeting, other information concerning S1’s management, the procedures for submitting proposals for consideration at the next annual meeting of S1 stockholders and certain other matters regarding S1 and the Special Meeting.

Although ACI believes that the Enhanced ACI Merger Proposal would provide S1 stockholders with a premium for their S1 Shares, because the Enhanced ACI Merger Proposal provides for the issuance of ACI Shares, the value of the stock portion of the Enhanced ACI Merger Proposal to S1 stockholders will vary over time based on relative changes in the market prices of the ACI Shares and the S1 Shares, which could result in a smaller premium or no premium. The equity capital markets have been highly volatile since July 26, 2011 and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding how to vote.

ACI and S1 file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room
100 F Street NE
Room 1580
Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services. You may obtain documents filed with the SEC by requesting them in writing or by telephone from Innisfree M&A Incorporated at the following addresses:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the Special Meeting. This means you must request this information no later than September 15, 2011. ACI will mail properly requested documents to requesting stockholders by first class mail, or another equally prompt means, within one business day after receipt of such request. You can also get more information by visiting ACI’s website at http://www.aciworldwide.com and S1’s website at http://www.s1.com. Materials from these websites and other websites mentioned in this Proxy Statement are not incorporated by reference in this Proxy Statement. If you are viewing this Proxy Statement in electronic format, each of the URLs mentioned in this Proxy Statement is an active textual reference only.

THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED FUNDTECH MERGER AND IS NOT A SOLICITATION OF PROXIES WITH RESPECT TO THE ACI MERGER PROPOSAL OR AN OFFER TO SELL ACI SHARES.

WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM S1 — EVEN AS A PROTEST VOTE AGAINST THE PROPOSED FUNDTECH MERGER. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY S1, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. WE URGE YOU TO VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TO US TODAY.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE S1 BOARD BY VOTING “AGAINST” THE FUNDTECH MERGER PROPOSALS BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY. A VOTE AGAINST THE FUNDTECH MERGER PROPOSALS WILL NOT OBLIGATE YOU TO VOTE FOR THE ENHANCED ACI MERGER PROPOSAL. HOWEVER, IF THE PROPOSED FUNDTECH MERGER OCCURS, THE ENHANCED ACI MERGER PROPOSAL WILL BE WITHDRAWN.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

IMPORTANT VOTING INFORMATION

1. If your S1 Shares are held in your own name, please submit your proxy to us TODAY by following the instructions on the enclosed BLUE proxy card by Internet or telephone, or by signing, dating and returning the enclosed BLUE proxy card to ACI Worldwide, Inc., c/o Innisfree M&A Incorporated, in the postage-paid envelope provided.

2. If your S1 Shares are held in “street-name,” only your broker or bank can vote your S1 Shares and only upon receipt of your specific instructions. If your S1 Shares are held in “street-name,” deliver the enclosed BLUE voting instruction form to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a BLUE proxy card is submitted on your behalf. If your broker or bank or contact person responsible for your account provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to ACI Worldwide, Inc., c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that ACI will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Do not sign or return any proxy card you may receive from S1. If you have already submitted a proxy card, you have every right to change your vote — use the BLUE proxy card to vote by Internet or telephone or simply sign, date and return the BLUE proxy card. Only your latest dated proxy will be counted.

4. Only S1 stockholders of record on August 18, 2011 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his, her or its S1 Share(s) signs, dates, and returns the enclosed BLUE proxy card as soon as possible.

If you have any questions or require any assistance in voting your S1 Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND OFFICERS OF ACI WHO
ARE PARTICIPANTS AND INTERESTS OF PARTICIPANTS

Directors and Officers of ACI Who are Participants

The following table sets forth the name of each director and officer of ACI who is a participant in the solicitation. Unless otherwise indicated, the current business address of each person is 120 Broadway, Suite 3350, New York, New York 10271 and the current business telephone number is (646) 348-6700. Each such person is a U.S. citizen. Each occupation set forth opposite an individual’s name refers to employment with ACI.

Present Position with ACI or Other Principal
Name	Occupation or Employment

Philip G. Heasley	President and Chief Executive Officer of ACI and Director
Scott W. Behrens	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Craig A. Maki	Executive Vice President, Treasurer and Chief Corporate Development Officer
Dennis P. Byrnes	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
David N. Morem	Senior Vice President, Global Business Operations
Charles H. Linberg	Vice President and Chief Technology Officer

Present Position with ACI or Other Principal
Name	Occupation or Employment

Alfred R. Berkeley, III	Director; chairman of Pipeline Financial Group; CEO of Pipeline Financial Group until March 2010
John D. Curtis	Director; Senior Vice President, General Counsel and Corporate Secretary of The Warranty Group
James C. McGroddy	Director; self-employed consultant
Harlan F. Seymour	Director; sole owner of HFS, LLC
John M. Shay, Jr.	Director; President and owner of Fairway Consulting LLC
John E. Stokely	Director; President of JES, Inc.
Jan H. Suwinski	Director; professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University

Interests of Participants and Other Potential Participants

No individual listed above has a substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be acted upon pursuant to the Proxy Statement.

I-1

SCHEDULE II

SECURITY OWNERSHIP OF S1 PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

The following tables are reprinted from S1’s Definitive Proxy Statement filed with the SEC on April 8, 2011.

Principal Stockholders of S1

The following table presents information regarding the beneficial ownership of S1 Shares as of March 31, 2011 by each person who was known by S1 to be the beneficial owner of more than 5% of the outstanding S1 Shares. At March 31, 2011, the applicable percentages were based on 53,391,860 S1 Shares outstanding excluding shares of restricted stock.

	Number of
	Common
	Shares and
	Nature of	Percent of
	Beneficial	Common Stock
Name and Address of Beneficial Owner	Ownership(1)	Outstanding

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	4,550,260(2)	8.5%
ValueAct SmallCap Master Fund, L.P. and related persons 435 Pacific Avenue Fourth Floor San Francisco, CA 94133	3,988,921(3)	7.5%
Cramer Rosenthal McGlynn, LLC 520 Madison Ave New York, NY 10022	3,978,508(4)	7.5%
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	3,485,500(5)	6.5%
BlackRock, Inc 40 East 52nd Street New York, NY 10022	3,364,459(6)	6.3%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2011. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(2)	According to Schedule 13G/A filed with the SEC on February 14, 2011, Wellington Management Company, LLP in its capacity as investment adviser, reported that it has shared voting power of 2,233,360 shares and shared dispositive power of 4,550,260 shares which are held of record by its clients.

(3)	According to Schedule 13D/A filed with the SEC on September 17, 2010, ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC and David Lockwood, the managing member, principal owner and controlling person of VA SmallCap Partners, LLC and ValueAct SmallCap Management, LLC each reported shared voting power and shared dispositive power of 3,998,921 shares.

(4)	According to Schedule 13G/A filed with the SEC on February 1, 2011, Cramer Rosenthal McGlynn LLC, in its capacity as investment adviser, reported that it has sole voting power of 3,872,508 shares and sole dispositive power of 3,978,508 shares.

(5)	According to Schedule 13G filed with the SEC on February 14, 2011, FMR LLC, in its capacity as investment adviser, and Edward C. Johnson 3d each reported sole voting power of 392,400 shares and sole dispositive power of 3,485,500 shares.

II-1

The following table presents information known to S1 regarding the beneficial ownership of its common stock as of March 31, 2011 by each of its directors and Named Executive Officers (“NEOs”) and by all of its directors, NEOs and other executive officers as a group. As of March 31, 2011, the applicable percentages were based on 53,391,860 S1 Shares outstanding adjusted for restricted stock and stock options as required by rules promulgated by the SEC. All information as to beneficial ownership was provided to S1 by the directors, NEOs and other executive officers, and unless otherwise indicated, each of the directors, NEOs and other executive officers had sole voting and investment power over all of the shares they beneficially own.

		Restricted		Percent of
	Number of	Stock	Beneficial	Common
	Shares	and Right to	Ownership	Stock
Name	Owned(1)	Acquire(2)	Total(3)	Outstanding

Directors
John W. Spiegel	42,040 (4)	122,500	164,540	*
Ram Gupta	19,500	67,500	87,000	*
M. Douglas Ivester	212,000	137,500	349,500	*
Thomas P. Johnson, Jr.	42,000	67,500	109,500	*
Gregory J. Owens	19,500	132,500	152,000	*
Edward Terino	16,500	52,500	69,000	*
Named Executive Officers
Johann Dreyer	158,230	1,171,856	1,330,086	2.4
Paul M. Parrish	46,674	102,883	149,557	*
Jan Kruger	20,076	250,779	270,855	*
Pierre Naude	14,337	238,414	252,751	*
Francois van Shoor	19,307	180,377	199,684	*
All directors and executive officers as a group	624,553	2,714,686	3,339,239	6.0

(*)	Less than one percent

(1)	Excludes shares that may be acquired through the exercise of stock options and the vesting of restricted stock after March 31, 2011.

(2)	Represents shares of common stock that can be acquired upon exercise of options within 60 days from March 31, 2011 and all unvested shares of restricted stock as of March 31, 2011. The holders of unvested shares of restricted stock have sole voting power, but not investment power, with respect to such shares.

(3)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2011. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(4)	Includes 41,840 shares held in a revocable trust which Mr. Spiegel has shared voting and investment powers with his wife and 200 shares owned directly by Mr. Spiegel’s wife, over which he has shared voting and investment power.

II-2

SCHEDULE III

SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the six months ended June 30, 2011 are presented on a pro forma basis to give effect to the Enhanced ACI Merger Proposal as if the transactions contemplated thereby had been completed on January 1, 2010. The following unaudited pro forma condensed combined balance sheet as of June 30, 2011 is presented on a pro forma basis to give effect to the Enhanced ACI Merger Proposal as if the transactions contemplated thereby had been completed on June 30, 2011.

The following unaudited pro forma condensed combined financial statements, or the “pro forma financial statements,” were derived from and should be read in conjunction with:

•	the consolidated financial statements of ACI as of and for the year ended December 31, 2010 and the related notes included in ACI’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	the consolidated financial statements of S1 as of and for the year ended December 31, 2010 and the related notes included in S1’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	the consolidated financial statements of ACI as of and for the six months ended June 30, 2011 and the related notes included in ACI’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011; and

•	the consolidated financial statements of S1 as of and for the six months ended June 30, 2011 and the related notes included in S1’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011.

See “Other Information” in this Proxy Statement for information regarding S1’s and ACI’s SEC filings and how stockholders can review them or obtain copies of them.

The consolidated financial statements of ACI and S1 as of June 30, 2011 and for the six months ended June 30, 2011 and year ended December 31, 2010 have been adjusted in the pro forma financial statements to give effect to items as disclosed in Note 4. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements.

The unaudited pro forma adjustments were based on publicly available information, including ACI’s Annual Report on Form 10-K for the year ended December 31, 2010, ACI’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011, S1’s Annual Report on Form 10-K for the year ended December 31, 2010 and S1’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011. The unaudited pro forma adjustments were also based on certain assumptions and estimates that ACI believes are reasonable based on such publicly available information. S1 has not participated in the preparation of the pro forma financial statements or the accompanying Proxy Statement and has not reviewed or verified the information, assumptions or estimates relating to S1 in the pro forma financial statements. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable and reasonably available to ACI.

The pro forma financial statements assume, among other things, that upon consummation of the Enhanced ACI Merger Proposal:

•	all outstanding shares of S1 common stock are acquired by ACI for $9.29 with S1 stockholders making a cash and stock election, subject to proration; and

•	conversion of all outstanding options to purchase shares of S1 common stock under S1’s employee stock plans that are exercisable at a price less than the $9.29 purchase price.

The pro forma financial statements have been presented for informational purposes only. On August 2, 2011, S1 publicly announced that the S1 Board has rejected the Original ACI Merger Proposal. There can be no assurance that the Enhanced ACI Merger Proposal will be completed or, if so, as to the ultimate terms thereof. The pro forma financial statements are not necessarily indicative of what the combined company’s

III-1

financial position or results of operations actually would have been had the Enhanced ACI Merger Proposal been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between ACI and S1 during the periods presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements have been prepared using the acquisition method of accounting under U.S. GAAP, which is subject to change and interpretation. ACI has been treated as the acquirer in the Enhanced ACI Merger Proposal for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the Enhanced ACI Merger Proposal. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing the pro forma financial statements and are based upon preliminary information available at the time of the preparation of this Proxy Statement. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the Enhanced ACI Merger Proposal or the costs to integrate the operations of ACI and S1 or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

III-2

Unaudited Pro Forma Condensed Combined
Balance Sheet
As of June 30, 2011

			Pro Forma
	ACI	S1	Adjustments		Pro Forma
	Worldwide, Inc.	Corporation	(Note 4)		Combined

ASSETS
Current assets
Cash and cash equivalents	$170,807	$71,720	$(100,000	) (a)	$142,527
Billed receivables, net of allowances for doubtful accounts	71,256	45,092	—		116,348
Accrued receivables	9,824	9,257	—		19,081
Income taxes receivable	—	1,953			1,953
Deferred income taxes, net	11,292	2,639	—		13,931
Prepaid expenses	14,531	4,612	—		19,143
Other current assets	10,470	4,167	—		14,637

Total current assets	288,180	139,440	(100,000)		327,620

Property and equipment, net	22,292	21,196	—		43,488
Software, net	25,357	3,098	—		28,455
Goodwill	219,315	148,236	276,171	(b)	643,722
Other intangible assets, net	21,762	7,313	—		29,075
Deferred income taxes, net	28,776	—	—		28,776
Other noncurrent assets	7,965	7,830	11,688	(c)	27,483

TOTAL ASSETS	$613,647	$327,113	$187,859		$1,128,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,703	$11,975	$—		$24,678
Accrued employee compensation	23,127	14,249	1,247	(d)	38,623
Deferred revenue	131,735	50,018	—		181,753
Income taxes payable	1,784	375	—		2,159
Alliance agreement liability	1,600	—	—		1,600
Note payable under credit facility	75,000	36	(75,036	) (e)	—
Current portion of note payable	—	—	8,750	(f)	8,750
Accrued and other current liabilities	19,722	3,693	—		23,415

Total current liabilities	265,671	80,346	(65,039)		280,978

Deferred revenue	30,035	—	—		30,035
Long term note payable	—	—	352,891	(f)	352,891
Alliance agreement noncurrent liability	20,667	—	—		20,667
Other noncurrent liabilities	17,734	3,084	—		20,818

Total liabilities	334,107	83,430	287,852		705,389

Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	204	539	(480	) (g)	263
Common stock warrants	24,003	—	—		24,003
Treasury stock	(167,286)	—	—		(167,286)
Additional paid-in capital	316,695	1,805,627	(1,633,353	) (h)	488,969
Retained earnings	116,711	(1,561,628)	1,532,985	(i)	88,068
Accumulated other comprehensive loss	(10,787)	(855)	855	(j)	(10,787)

Total stockholders’ equity	279,540	243,683	(99,993)		423,230

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$613,647	$327,113	$187,859		$1,128,619

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

III-3

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Year Ended December 31, 2010

			Pro Forma
	ACI	S1	Adjustments		Pro Forma
	Worldwide, Inc.	Corporation	(Note 4)		Combined

Revenues:
Software license fees	$164,559	$26,237	$—		$190,796
Maintenance fees	135,523	63,034	—		198,557
Services	73,989	65,180	—		139,169
Software hosting fees	44,353	54,635	—		98,988

Total revenues	418,424	209,086	—		627,510

Expenses:
Cost of software license fees (1)	12,591	2,242	—		14,833
Cost of maintenance, services, and hosting fees (1)	117,132	82,778	27,595	(k)	227,505
Cost of hosting	—	27,595	(27,595)	(k)	—
Research and development	74,076	35,508	—		109,584
Selling and marketing	70,553	28,172	—		98,725
General and administrative	70,096	27,134	—		97,230
Depreciation and amortization	20,328	10,161	—		30,489

Total expenses	364,776	213,590	—		578,366

Operating income (loss)	53,648	(4,504)	—		49,144
Other income (expense):
Interest income	665	214	—		879
Interest expense	(1,996)	(455)	(9,243)	(l)	(11,694)
Other, net	(3,615)	(1,367)	—		(4,982)

Total other income (expense)	(4,946)	(1,608)	(9,243)		(15,797)

Income (loss) before income taxes	48,702	(6,112)	(9,243)		33,347
Income tax expense (benefit)	21,507	171	(3,235)	(m)	18,443

Net income (loss)	$27,195	$(6,283)	$(6,008)		$14,904

Income (loss) per share information
Weighted average shares outstanding
Basic	33,560	52,495	5,943		39,503
Diluted	33,870	52,495	5,943		39,813
Income (loss) per share
Basic	$0.81	$(0.12)			$0.38
Diluted	$0.80	$(0.12)			$0.37

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

III-4

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Six Months Ended June 30, 2011

			Pro Forma
	ACI	S1	Adjustments		Pro Forma
	Worldwide, Inc.	Corporation	(Note 4)		Combined

Revenues:
Software license fees	$89,809	$17,959	$—		$107,768
Maintenance fees	72,265	33,108	—		105,373
Services	34,044	41,826	—		75,870
Software hosting fees	21,791	28,272	—		50,063

Total revenues	217,909	121,165	—		339,074

Expenses:
Cost of software license fees(1)	7,578	1,124	—		8,702
Cost of maintenance, services, and hosting fees(1)	61,425	48,056	14,376	(k)	123,857
Cost of hosting	—	14,376	(14,376)	(k)	—
Research and development	46,914	17,320	—		64,234
Selling and marketing	41,085	14,489	—		55,574
General and administrative	32,166	16,312	—		48,478
Depreciation and amortization	10,821	5,108	—		15,929

Total expenses	199,989	116,785	—		316,774

Operating income	17,920	4,380	—		22,300
Other income (expense):
Interest income	434	113	—		547
Interest expense	(1,017)	(206)	(4,499)	(l)	(5,722)
Other, net	(42)	(928)	—		(970)

Total other income (expense)	(625)	(1,021)	(4,499)		(6,145)

Income (loss) before income taxes	17,295	3,359	(4,499)		16,155
Income tax expense (benefit)	5,873	1,170	(1,575)	(m)	5,468

Net income (loss)	$11,422	$2,189	$(2,925)		$10,687

Income (loss) per share information
Weighted average shares outstanding
Basic	33,383	53,475	5,943		39,326
Diluted	34,120	54,277	5,943		40,063
Income (loss) per share
Basic	$0.34	$0.04			$0.27
Diluted	$0.33	$0.04			$0.27

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

III-5

Notes to the Unaudited Pro Forma Condensed
Combined Financial Statements

1.	Description of Transaction

On July 26, 2011, ACI announced that it had made a proposal to acquire S1 in the form of a letter to S1’s Board. Pursuant to the Original ACI Merger Proposal, all outstanding S1 Shares would be acquired by ACI for $9.50 with S1 stockholders making a cash and stock election, subject to proration.

On August 2, 2011, S1 announced that the S1 Board had rejected the Original ACI Merger Proposal.

On August 25, 2011, ACI announced that it had made a revised proposal to S1’s Board to acquire S1. Pursuant to the Enhanced ACI Merger Proposal, all outstanding S1 Shares would be acquired by ACI for $6.20 in cash and 0.1064 ACI Shares per S1 Share, assuming full proration.

At August 24, 2011, the last trading day prior to the date of this Proxy Statement, the closing trading price for ACI Shares was $29.00 per share. These pro forma financial statements were prepared using such value. The actual purchase price and the stock to cash proration values would vary based upon ACI’s stock price on the acquisition date.

In addition, the pro formas do not take into account ACI’s ownership of 1,107,000 S1 Shares as of August 24, 2011.

This pro forma financial information is furnished for informational purposes only. There can be no assurance that the Enhanced ACI Merger Proposal will be completed or, if so, as to the ultimate terms thereof.

2.	Basis of Presentation

These pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of S1 to conform with ACI’s

III-6

presentation, primarily related to showing balances on the balance sheet that S1 only shows in their footnotes as detailed in the following table:

	As of June 30, 2011
	Historical		Reclassification
	S1 Corporation	Reclassified	S1 Corporation
	(In thousands and unaudited)

ASSETS
Current assets
Cash and cash equivalents	$71,720	$—	$71,720
Billed receivables, net of allowances for doubtful accounts	—	45,092	45,092
Accrued receivables	—	9,257	9,257
Accounts receivable, net	54,349	(54,349)	—
Income taxes receivable	—	1,953	1,953
Deferred income taxes, net	—	2,639	2,639
Prepaid expenses	4,612	—	4,612
Other current assets	8,759	(4,592)	4,167

Total current assets	139,440	—	139,440

Property and equipment, net	21,196	—	21,196
Software, net	—	3,098	3,098
Goodwill	148,236	—	148,236
Other intangible assets, net	10,411	(3,098)	7,313
Other noncurrent assets	7,830	—	7,830

TOTAL ASSETS	$327,113	$—	$327,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,975	$—	$11,975
Accrued employee compensation	14,249	—	14,249
Deferred revenue	50,018	—	50,018
Income taxes payable	375	—	375
Accrued restructuring	412	(412)	—
Note payable under credit facility	—	36	36
Current portion of debt obligation	36	(36)	—
Accrued and other current liabilities	3,281	412	3,693

Total current liabilities	80,346	—	80,346

Other noncurrent liabilities	3,084	—	3,084

Total liabilities	83,430	—	83,430

Stockholders’ equity
Common stock	539	—	539
Additional paid-in capital	1,805,627	—	1,805,627
Retained earnings	(1,561,628)	—	(1,561,628)
Accumulated other comprehensive loss	(855)	—	(855)

Total stockholders’ equity	243,683	—	243,683

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$327,113	$—	$327,113

ACI has not been able to determine whether other differences in presentation should be identified. Further review of S1’s accounting policies could identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of ACI as the combined company. At this time, ACI is not aware of any differences that would have a material impact on the financial statements of ACI as the combined company.

III-7

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the consummation of the combination. In addition, ASC 805 establishes that the consideration transferred be measured at the consummation of the combination at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in the pro forma financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, ACI may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect ACI’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other persons, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805 acquisition-related transaction costs such as advisory, legal, valuation, other professional fees and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory, valuation costs and change in control payments are estimated to be approximately $25.8 million. These anticipated costs for ACI are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings and an increase in debt.

3.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to consummate the Enhanced ACI Merger Proposal:

In thousands,
except share and
per share amounts

S1 Fully Diluted Shares of Common Stock Outstanding	55,850,653
Exchange Ratio	0.1064

Total Shares of ACI to be Issued	5,942,509
ACI Closing Share Price on August 24, 2011	$29.00

Total Value of ACI Common Shares to be Issued	172,333
Total Cash Consideration	346,274

Total Purchase Price	$518,607

“S1 Fully Diluted Shares of Common Stock Outstanding” in the above table is based upon the shares outstanding as of July 27, 2011 per S1’s June 30, 2011 Quarterly Report on Form 10-Q and conversion of all outstanding employee stock options that are exercisable at a price less than the $9.29 purchase price.

The preliminary purchase price will fluctuate with changes in the trading price of ACI Shares. A 10% increase or decrease in the $29.00 price of ACI Shares used in the preliminary purchase price calculation above would increase or decrease the purchase price by approximately $17.2 million.

III-8

The table below represents a preliminary allocation of the purchase price as of June 30, 2011:

(In thousands)

Book value of net assets acquired as of June 30, 2011	$243,683
Adjustments to:
Eliminate S1’s historical goodwill	(148,236)
Increase liability for S1’s stock appreciation rights	(1,247)
Allocate excess purchase price to goodwill	424,407

$518,607

S1 has not participated in the preparation of the foregoing unaudited condensed consolidated pro forma financial statements. As a result, the table above does not reflect adjustments for the fair value of intangible assets acquired. ACI expects to allocate a portion of the purchase price to developed technology, trade names and customer relationships. In addition, the pro forma statement of operations does not reflect amortization of the fair value adjustments to other intangible assets, including developed technology, trade names and customer relationships. For each $1 million of purchase price allocated to intangible assets assuming a 7 year estimated life, amortization expense will increase by $0.1 million and income before taxes will decrease by $0.1 million.

The table above also does not reflect adjustments to deferred taxes related to book/tax basis differences that may result from the purchase price allocation.

4.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for the $100 million in ACI cash on hand expected to be paid as a part of the acquisition.

(b)	To adjust goodwill as follows:

(In thousands)

Eliminate S1 existing goodwill	$(148,236)
Goodwill for acquisition of S1	424,407

Total	$276,171

(c)	To adjust other noncurrent assets for $11.7 million in debt issuance costs on the revolving credit facility and senior note secured for financing of the transaction.

(d)	To adjust accrued employee compensation for the additional liability to cash settle S1’s outstanding stock appreciation rights based upon S1’s June 30, 2011 closing price of $7.48 and the acquisition price of $9.29.

(e)	To adjust for the payoff of S1 and ACI’s existing outstanding debt.

(f)	To adjust for ACI’s new revolving credit facility and senior note secured to finance the transaction, including the current portion under the senior note.

ACI has obtained commitments from Wells Fargo Securities, LLC to arrange, and Wells Fargo Bank, N.A. to provide, subject to certain conditions, senior bank financing consisting of up to $450 million under a proposed new secured credit facility, comprising of a $200 million senior secured term loan (the “Term Facility”) and a $250 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Facility”) for financing the cash component of the consideration to be paid to S1’s stockholders in connection with the Enhanced ACI Merger Proposal. Additionally, ACI will have the right, but not the obligation, to increase the amount of the Facility by incurring an incremental term loan facility or increasing the Revolving Facility in an aggregate principal amount not to exceed $75 million, subject to certain conditions and under terms to be determined.

III-9

Each loan made under the Facility will bear interest at an Adjusted LIBOR Rate or Alternate Base Rate (as contemplated by the commitment letter relating to the Facility) plus the margin described in the chart below. Interest periods on Adjusted LIBOR Rate-based loans may be one, two, three or six months, at ACI’s option. In the case of Adjusted LIBOR Rate-based loans, interest will accrue on the basis of a 360-day year, and will be payable on the last day of each relevant interest period and, for any interest period longer than three months, on each successive date three months after the first day of such interest period. Interest will accrue on Alternate Base Rate based loans on the basis of a 365/366-day year (or 360-day year if based on the Adjusted LIBOR Rate) and shall be payable quarterly in arrears.

(g)	To record the stock portion of the merger consideration, at par, and to eliminate S1’s common stock, at par, as follows:

(In thousands)

Elimination of S1’s common stock outstanding	$(539)
Issuance of ACI’s common stock(1)	59

Total	$(480)

(1)	Represents the issuance of approximately 5.9 million shares.

(h)	To record the stock portion of the merger consideration, at fair value less par, and to eliminate S1’s additional paid-in capital, as follows:

(In thousands)

Elimination of S1’s additional paid-in capital	$(1,805,627)
Issuance of ACI common stock	172,274

Total	$(1,633,353)

(i)	To eliminate S1’s accumulated deficit, and to record estimated non-recurring costs of ACI for advisory, legal, regulatory and valuation costs, as follows:

(In thousands)

Elimination of S1’s accumulated deficit	$1,561,628
Estimated remaining offer related transaction costs	(28,643)

Total	$1,532,985

(j)	To eliminate S1’s accumulated other comprehensive loss.

(k)	To reclassify S1’s cost of hosting line to ACI’s cost of maintenance, services and hosting fees line on the pro forma condensed combined statement of operations.

(l)	To adjust interest expense as follows:

III-10

	Six Months Ended	Year Ended
	June 30, 2011	December 31, 2010
	(In thousands)

Elimination of S1’s interest on existing debt	$(206)	$(455)
Elimination of ACI’s interest on existing debt	(377)	(778)
Estimated interest on debt secured for acquisition	4,081	8,474
Elimination of amortization on ACI’s existing debt issuance costs	(168)	(336)
Estimated amortization of debt issuance costs for new debt	1,169	2,338

Total	$4,499	$9,243

For purposes of calculating the pro forma interest expense, ACI used a rate of 2.26% and 2.34% for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. A change in the interest rate of 0.25% would change interest expense by approximately $0.5 million and $0.9 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

(m)	Reflects the income tax benefit of the adjustments described in (l) above at ACI’s estimated domestic tax rate of 35%.

III-11

IMPORTANT

If your S1 Shares are held in your own name, please use the BLUE proxy card to vote by Internet or telephone or sign, date and return the enclosed BLUE proxy card today. If your S1 Shares are held in “street-name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed BLUE voting instruction form to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf. If your broker or bank provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form.

We urge you not to sign any proxy card you may receive from S1, even as a protest vote against the Proposed Fundtech Merger.

If you have any questions or require any assistance in voting your S1 Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-58

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND COMPLETE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▼

THIS PROXY IS SOLICITED BY ACI WORLDWIDE, INC.
IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS
OF S1 CORPORATION FOR THE S1 SPECIAL MEETING
OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 22, 2011

B L U E P R O X Y

The undersigned, a holder of common stock (the "S1 Shares") of S1 ("S1"), held of record on August 18, 2011, acknowledges receipt of the Proxy Statement of ACI Worldwide, Inc., dated August 25 , 2011, and hereby appoints Dennis P. Byrnes and Craig Maki and each of them, with full power of substitution, proxies for the undersigned to vote as directed herein all shares of S1 common stock which the undersigned would be entitled to vote at the Special Meeting, scheduled to be held on September 22, 2011 at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092, at 9:00 a.m., and any adjournment or postponement thereof.

EXCEPT AS PROVIDED HEREIN THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. **IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS PROXY CARD, THIS PROXY WILL BE VOTED (A) AGAINST EACH OF THE FOREGOING PROPOSALS, AND (B) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF THAT ADVERSELY AFFECTS THE INTERESTS OF ACI WORLDWIDE, INC., AS DETERMINED BY ACI IN ITS SOLE DISCRETION.** THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED TO THE EXTENT THAT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED ABOVE.

YOUR VOTE IS VERY IMPORTANT
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

(Continued and to be signed and dated on reverse]

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of S1 Common Stock for the upcoming Special Meeting of S1 Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone** – Please call toll-free in the U.S. or Canada at **1-866-756-9925**, on a touch-tone telephone. If outside the U.S. or Canada, call **1-215-521-1346**. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2. **Vote by Internet** – Please access **https://www.proxyvotenow.com/sone**, and follow the simple instructions. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had completed, signed, dated and returned a BLUE proxy card.

OR

3. **Vote by Mail** – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return this BLUE proxy card in the postage-paid envelope provided, or mail to: ACI Worldwide, Inc., c/o Innisfree M&A Incorporated, P.O. Box 5155, FDR Station, New York, New York 10150-5155.

▼TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND COMPLETE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▼

☒ **Please mark your vote as in this example**

ACI STRONGLY RECOMMENDS A VOTE "AGAINST" EACH OF THE FOLLOWING PROPOSALS

Proposal	AGAINST	ABSTAIN	FOR
1. To approve the issuance of S1 common stock in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated June 26, 2011, by and among S1 Corporation, Finland Holdings (2011) Ltd. and Fundtech Ltd.	☐	☐	☐
2. Subject to the consummation of the merger, to approve the adoption of a certificate of amendment to the certificate of incorporation of S1 Corporation.	☐	☐	☐
3. To amend the S1 Corporation 2003 Stock Incentive Plan, as Amended and Restated Effective February 26, 2008, to increase the number of shares of S1 common stock available for issuance thereunder.	☐	☐	☐
4. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to S1 Corporation's named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.	☐	☐	☐
5. To approve adjournments or postponements of the special meeting, if necessary, to permit the further solicitation of proxies in favor of the foregoing proposals.	☐	☐	☐

______________________________, 2011

Date

____

Signature of Stockholder

____

Signatures of Stockholder (if jointly held)

____

Title(s), if any

NOTE: Please sign exactly as your name or names appear hereon. If shares are held jointly, both stockholders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by an authorized person.